UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	July 5, 2011

RF INDUSTRIES, LTD
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000, San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 5, 2011, RF Industries, Ltd. (the “Company”) appointed James Doss, the Company’s current Chief Financial Office and Corporate Secretary, as the Company’s President.  In connection with Mr. Doss’ appointment as the Company’s President, and in consideration of the additional duties related to the office of President, the Company increased Mr. Doss’ salary to $168,000 per annum, effective July 5, 2011.  Mr. Doss remains Chief Financial Officer and Corporate Secretary of the Company.

Mr. Doss, 43, joined the Company on February 13, 2006 as Director of Accounting.  Effective February 1, 2007, the Company appointed Mr. Doss as acting Chief Financial Officer and Corporate Secretary.  On January 25, 2008, Mr. Doss was appointed as Chief Financial Officer.  Prior to joining the Company, Mr. Doss was a private consultant to a number of Software and High-Tech companies, providing Sarbanes-Oxley compliance and general accounting support.  Previously, he was Director of Finance for San Diego-based HomeRelay Communications, Inc., an Internet Service Provider.  From 1996 to 2000, Mr. Doss was Controller for CliniComp, International, a San Diego medical software developer and hardware manufacturer of hospital critical care units.  In 1995, Mr. Doss joined Denver-based Merrick & Company as Senior Staff Accountant.  Mr. Doss received his B.S. in Finance and Economics from San Diego State University in 1993 and completed graduate and advanced financial management studies, receiving his MBA from San Diego State University in 2005.  There is no family relationship between Mr. Doss and any of the Company’s officers and directors.

Prior to Mr. Doss’ appointment as the Company’s President, Howard Hill, the Company’s Chief Executive Officer, also held the office of President.  Mr. Hill resigned as President, but will continue to serve as the Company’s Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 11, 2011	By:	/s/ HOWARD HILL
Howard Hill Chief Executive Officer